FOR IMMEDIATE RELEASE		May 4, 2023
Media Contact: Analyst Contact:	Alan Bunnell (602) 250-3376 Amanda Ho (602) 250-3334
Website:	pinnaclewest.com

PINNACLE WEST REPORTS 2023 FIRST-QUARTER RESULTS

•Lower quarterly results in line with company’s expectations

•Favorable weather, strong sales and customer growth help offset higher operations and maintenance costs

•APS employees focus on summer preparedness, reliability and resilience

•Company affirms full-year 2023 guidance

PHOENIX – Pinnacle West Capital Corp. (NYSE: PNW) today reported a consolidated net loss attributable to common shareholders of $3.3 million, or a loss of $0.03 per diluted share of common stock, for the quarter ended March 31, 2023. This result compares with consolidated net income of $17.0 million, or $0.15 per diluted share, for the same period in 2022.

The lower first-quarter results reflect an increase in operations and maintenance expense; lower pension and other postretirement non-service credits; higher interest charges; and higher depreciation and amortization expense primarily due to increased plant assets. These negative factors were partially offset by higher revenue driven by the effects of weather; customer growth and usage; and lower income taxes.

“First-quarter results were in line with our expectations, and we are well-positioned for a solid year as our service territory experienced strong year-over-year retail electricity sales growth of 3.6% and robust customer growth of 2%,” said Pinnacle West Chairman, President and Chief Executive Officer Jeff Guldner, citing 2022 census data that Maricopa County – home to Phoenix and about 75% of the company’s retail electricity customers – remained the nation's largest-growing county in the U.S.

“While our 2023 first-quarter O&M expense comparison was higher due to lower-than-normal costs in last year’s first quarter and the fact we are experiencing the impacts of inflation, we project these costs will normalize throughout the balance of the year. As a result, our O&M guidance range for the year remains unchanged.”

Impacts of a colder winter
The 2023 first-quarter results benefited from a colder-than-normal winter, helping offset the higher O&M impacts. According to the National Weather Service, the first three months of the year were the coolest start to a year in the Phoenix metropolitan area since 1979, with March 2023 being the coldest March on record in more than 30 years (1991). The resulting impact was an increase in energy sales in the first quarter as residential heating degree-days (a utility’s measure of the effects of weather) increased about 51% compared to the same timeframe a year ago and were 57% higher than historical 10-year averages.

Arizona Public Service Co. (APS), the company’s regulated utility and principal subsidiary, serves an extremely diverse and broad service territory in 11 of Arizona’s 15 counties. In addition to the desert regions most people associate with the state, APS also serves communities at much higher altitudes. This year, Northern Arizona experienced one of the wettest winter seasons in recent history. In fact, Flagstaff set a record for the second-highest snowfall total through March 1 in more than 100 years. Despite slippery roads, hazardous conditions and freezing temperatures, our crews were able to restore winter power disruptions safely and quickly for our customers when they needed it most.

Summer reliability and resiliency preparations
As Arizona’s hometown energy service provider, Guldner said employees take immense pride – and responsibility – in delivering reliable power to APS’s more than 1.3 million customers.

“That’s why our employees conduct long-term planning, inspections and preventative maintenance of our substations, power lines and generating plants. It’s work that doesn’t just happen for high profile events like this past February’s Super Bowl or Waste Management Open – it’s work that happens every single day,” said Guldner. “That’s especially important as we get ready to meet our customers’ energy needs during our peak summer season, which regularly includes extreme triple-digit heat, damaging monsoon storms and unpredictable wildfires.”

In addition to building new infrastructure to meet growth, maintaining existing infrastructure to ensure reliability, and procuring additional energy to meet summer demand, APS employees are nearing completion of a scheduled maintenance and refueling outage at Palo Verde Generating Station Unit 2. As the largest source of carbon-free energy in the U.S., the three-unit nuclear plant is critical to meeting summer demand across the desert southwest.

APS employees also are enhancing customer outreach strategies, conducting fire-mitigation line patrols and emergency operations drills, and managing supply-chain constraints to acquire critical spare equipment – all part of the company’s longstanding seasonal preparation activities to help ensure grid resiliency, prevent outages and minimize impact to customers.

Financial Outlook
For 2023, the company continues to project its consolidated earnings guidance will be in the range of $3.95 to $4.15 per diluted share on a weather-normalized basis. Key factors and assumptions underlying the 2023 outlook can be found in the first-quarter 2023 earnings presentation slides at pinnaclewest.com/investors.

Conference Call and Webcast
Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the company’s 2023 first-quarter results, as well as recent developments, at noon ET (9 a.m. Arizona time) today, May 4. Join the live webcast at www.pinnaclewest.com/presentations for audio of the call and slides, or dial (888) 506-0062 or (973) 528-0011 for international callers and enter participant access code 797610. A replay of the webcast can be accessed for 30 days at pinnaclewest.com/presentations. A replay of the call also will be available until 11:59 p.m. ET, Thursday, May 11, 2023, by calling (877) 481-4010 in the U.S. and Canada or (919) 882-2331 internationally and entering replay passcode 48085.

General Information
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of approximately $24 billion, about 6,300 megawatts of generating capacity and nearly

5,900 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the company provides retail electricity service to more than 1.3 million Arizona homes and businesses. For more information about Pinnacle West, visit the company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on current expectations. These forward-looking statements are often identified by words such as "estimate," "predict," "may," "believe," "plan," "expect," "require," "intend," "assume," "project," "anticipate," "goal," "seek," "strategy," "likely," "should," "will," "could," and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•the current economic environment and its effects, such as lower economic growth, a tight labor market, inflation, supply chain delays, increased expenses, volatile capital markets, or other unpredictable effects;
•our ability to manage capital expenditures and operations and maintenance costs while maintaining reliability and customer service levels;
•variations in demand for electricity, including those due to weather, seasonality (including large increases in ambient temperatures), the general economy or social conditions, customer, and sales growth (or decline), the effects of energy conservation measures and distributed generation, and technological advancements;
•the potential effects of climate change on our electric system, including as a result of weather extremes such as prolonged drought and high temperature variations in the area where APS conducts its business;
•power plant and transmission system performance and outages;
•competition in retail and wholesale power markets;
•regulatory and judicial decisions, developments, and proceedings;
•new legislation, ballot initiatives and regulation or interpretations of existing legislation or regulations, including those relating to environmental requirements, regulatory and energy policy, nuclear plant operations and potential deregulation of retail electric markets;
•fuel and water supply availability;
•our ability to achieve timely and adequate rate recovery of our costs through our rates and adjustor recovery mechanisms, including returns on and of debt and equity capital investment;
•our ability to meet renewable energy and energy efficiency mandates and recover related costs;
•the ability of APS to achieve its clean energy goals (including a goal by 2050 of 100% clean, carbon-free electricity) and, if these goals are achieved, the impact of such achievement on APS, its customers, and its business, financial condition, and results of operations;
•risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;
•current and future economic conditions in Arizona;

•the direct or indirect effect on our facilities or business from cybersecurity threats or intrusions, data security breaches, terrorist attack, physical attack, severe storms, or other catastrophic events, such as fires, explosions, pandemic health events or similar occurrences;
•the development of new technologies which may affect electric sales or delivery, including as a result of delays in the development and application of new technologies;
•the cost of debt, including increased cost as a result of rising interest rates, and equity capital and the ability to access capital markets when required;
•environmental, economic, and other concerns surrounding coal-fired generation, including regulation of GHG emissions;
•volatile fuel and purchased power costs;
•the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;
•the liquidity of wholesale power markets and the use of derivative contracts in our business;
•potential shortfalls in insurance coverage;
•new accounting requirements or new interpretations of existing requirements;
•generation, transmission and distribution facility and system conditions and operating costs;
•the ability to meet the anticipated future need for additional generation and associated transmission facilities in our region;
•the willingness or ability of our counterparties, power plant participants and power plant landowners to meet contractual or other obligations or extend the rights for continued power plant operations; and
•restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in Risk Factors described in Part 1, Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2022, and in Part II, Item 1A in of the Pinnacle West/APS Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED
	MARCH 31,
	2023	2022

Operating Revenues	$944,955	$783,531

Operating Expenses
Fuel and purchased power	394,504	265,269
Operations and maintenance	250,080	218,342
Depreciation and amortization	191,906	186,605
Taxes other than income taxes	57,138	57,998
Other expenses	610	825
Total	894,238	729,039

Operating Income	50,717	54,492

Other Income (Deductions)
Allowance for equity funds used during construction	15,061	9,747
Pension and other postretirement non-service credits - net	9,865	23,809
Other income	6,077	1,704
Other expense	(4,131)	(3,422)
Total	26,872	31,838

Interest Expense
Interest charges	88,119	65,389
Allowance for borrowed funds used during construction	(12,722)	(4,482)
Total	75,397	60,907

Income Before Income Taxes	2,192	25,423

Income Taxes	1,183	4,161

Net Income	1,009	21,262

Less: Net income attributable to noncontrolling interests	4,306	4,306

Net Income/(Loss) Attributable To Common Shareholders	$(3,297)	$16,956

Weighted-Average Common Shares Outstanding - Basic	113,358	113,102

Weighted-Average Common Shares Outstanding - Diluted	113,358	113,295

Earnings Per Weighted-Average Common Share Outstanding
Net income/(loss) attributable to common shareholders - basic	$(0.03)	$0.15
Net income/(loss) attributable to common shareholders - diluted	$(0.03)	$0.15